EXHIBIT 10.2

GENERAL RELEASE
THIS LEGAL DOCUMENT IS A GENERAL RELEASE WHICH WILL SERVE TO RELEASE AND WAIVE CLAIMS AND RIGHTS YOU MAY HAVE. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.
GENERAL RELEASE AGREEMENT (“Agreement”) dated as of December 12, 2019 between Luc Gregoire (“Employee”, as hereinafter defined), residing at 140 East 28th Street, 8G, New York, NY, 10016, US, and DHI Group, Inc. (“Employer”, as hereinafter defined), 1450 Broadway, 29th Floor, New York, NY 10018.
WHEREAS, the parties are desirous of entering into an Agreement concerning the termination of Employee’s employment relationship:
NOW, THEREFORE, it is agreed as follows:
I.	Transition Period; Resignation from Positions

A.
During the period (the “Transition Period”) commencing on the date hereof through the Separation Date (as defined below), Employee will continue to be employed by Employer and receive his compensation and benefits as described in the Employment Agreement (as defined below).  During the Transition Period, Employee will no longer be an officer (including Chief Financial Officer (effective upon the appointment by the Employer of a new Chief Financial Officer)) of the Employer or any of its affiliates, and his sole duly will be to assist in the transition of the Employee’s duties and other transitional duties only as reasonably requested or instructed by the Board of Directors of Employer (the “Board”) or the Chief Executive Officer (“CEO”).  During the Transition Period, the Employer will not be obligated to assign to Employee any powers or duties or to permit Employee access to the Employer’s facilities.

B.
The parties agree that, except as provided in the prior paragraph, Employee’s employment and any and all titles, positions, and appointments that Employee held with the Employer, whether as an officer, director, employee, consultant, trustee, committee member, agent, or otherwise, will terminate on the Separation Date.  Effective immediately, Employee shall have no authority to act on behalf of the Employer and shall not hold himself out as having such authority, enter into any agreement, incur any obligations on behalf of any member of the Employer, commit the Employer in any manner, or otherwise act in an executive or other decision-making capacity with respect to the Employer, except as specifically requested by the Board or the CEO during the Transition Period.  The Employee agrees to promptly execute such documents as the Employer, in its reasonable discretion, shall deem necessary to effect such resignations.

II.	Definitions

I intend all words used by this Release to have their plain meanings in ordinary English. These terms shall have the following meaning:
A.	Employee, I, Me, and My mean me, Luc Gregoire, and anyone who has/or obtains any legal rights or claims through me.

B.
Employer means Dice Inc., Dice Career Solutions, Inc., DHI Group, Inc. and any subsidiary or affiliate of DHI Group, Inc. (collectively “DHI” and/or the “Employer”); any company related to DHI in the past or present; the past and present officers, directors, employees, attorneys, agents and representatives of DHI; any present or past employee benefit plan sponsored by DHI and/or the officers, directors, trustees, administrators, employees, attorneys, agents and representatives of such plan; and any person who acted on behalf of, or on instruction from, DHI.

C.	My Claims means all of My rights to any relief of any kind from the Employer, including, but not limited to:

1.
all claims I have now, whether or not I now know about the claims, including without limitation all claims arising out of or relating to My past employment with the Employer, the termination of that employment or statements or actions of the Employer up to the date of execution of this agreement or any claim of illegal or unfair treatment on any basis, including, but not limited to, tortious, contractual, quasi-contractual or promissory estoppel claims of wrongful discharge, misrepresentation, fraud, breach of contract; defamation; infliction of emotional distress; wrongful discharge; workers’ compensation retaliation; violation of the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; Fair Labor Standards Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Civil Rights Act of 1866 and 1871; the Equal Pay Act; the Family and Medical Leave Act; the National Labor Relations Act; the Occupational Safety and Health Act; the Rehabilitation Act; Executive Order 11246; the Worker Adjustment and Retraining Notification Act; the Americans with Disabilities Act; COBRA; the Employee Retirement Income Security Act; whistleblower protections statutes; and/or any other federal, state or local statute, law, ordinance, regulation, order, or principle of common law.

2.
all claims I have now, whether or not I know about the claims, for any type of relief from the Employer, including but not limited to, all claims for back pay, front pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages from any alleged breach of contract, any tort claim and any alleged personal injury or damage; and

3.	all claims for attorney’s fees.

Notwithstanding the foregoing, My Claims will not include, and I am not releasing, (i) any rights I have to indemnification from the Employer (whether contractual, statutory, or otherwise), (ii) any rights I have under the Employer's insurance policies (such as D&O insurance), (iii) any rights I have to vested employee benefits (including vested rights under any outstanding equity and equity-based award agreements), (iv) any rights as a shareholder of Employer and (v) any rights I have to enforce this Agreement, including for any severance benefits hereunder.
III.	Agreement to Release My Claims.

In exchange for the payment indicated on Exhibit A attached hereto, which includes all amounts for any alleged damages of any kind and attorney’s fees, and which is an amount substantially in excess of the amount that I would be entitled to receive under the terms of my employment with Employer; including my Employment Agreement, I agree to release, waive and give up all My Claims against the Employer and release, waive and give up all actions, causes of action, claims or administrative complaints related to My Claims that I have against the Employer. I will not bring any lawsuits or administrative claims against the Employer relating to My Claims that I have released nor will I allow any such lawsuits or claims to be brought or continued on My behalf or in My name. The money and other consideration I receive pursuant to this Release is a full and fair payment for the release of My Claims and the Employer does not owe Me anything more for My Claims. I also agree, in exchange for the consideration I will receive, that I will not seek future employment with the Employer. Those provisions will be in effect upon receipt by the Employer of this Release, signed by Me, and after the expiration of the seven (7) day revocation period. I understand that I will not receive any payments under this Release if I revoke or rescind it, and in any event, I will not receive any payments until after the seven (7) day revocation period has expired (such expiration, the “Effective Date”).
I further agree:
A.
I will reimburse the Employer for any cost; loss; expense, including reasonable attorney’s fees; awards or judgments resulting from My failure to perform My material obligations under this Release; and

B.
I will not make any negative, critical, disparaging or derogatory remarks about the Employer or its current or former directors, officers, employees or other representatives (in each case, who are known to me as such) or regarding the Employer's products or services. I will not initiate contact with any newspaper, magazine, journalist, or news media of any type for the purpose of providing information about the Employer or to encourage the writing of articles or news reports about the Employer, its products, services or current or former directors, officers, employees or other representatives (in each case, who are known to me as such).  DHI Group, Inc. shall instruct its directors and executive officers not to, at any time from the Effective Date and at all times thereafter, issue or communicate any public statement that disparages or is negative or critical of Employee, and not to initiate contact with any newspaper, magazine, journalist, or news media of any type for the purpose of providing information about Employee or to encourage the writing of articles or news reports about Employee .  Notwithstanding the foregoing, nothing in this paragraph will prevent either party from making statements required by applicable law, required in response to legal process, or in connection with either party’s enforcement of this Agreement.

IV.	Within five days following the Separation Date, Employee will execute the Release Affirmation, attached hereto as Exhibit B.

V.	Payments, Consideration for Release.

My employment with the Employer will terminate on the date set forth on Exhibit A attached hereto (the "Separation Date"), subject only to earlier termination by Employer for Cause (as defined  below).  In consideration for Employee’s entering into this Agreement and provided that (1) Employee has not been terminated by Employer for Cause during the Transition Period; (2) Employee has not voluntarily resigned during the Transition Period; (3) Employee complied with the terms hereof (including the transitional duties of Section I.A above) and (4) Employee complies with the Release Affirmation condition set forth in Section IV hereof, I will receive from the Employer the payments and other benefits indicated on Exhibit A attached hereto, less all applicable withholding deductions.  For purposes of this Agreement, “Cause” means (i) My engagement during the Transition Period in willful misconduct that causes material harm to the Company or fraud that causes harm to the Company or (ii) My material breach during the Transition Period of My material obligations under this Agreement.
VI.	Additional Agreements and Understandings.

Even though the Employer will pay Me to settle and release any claims I may have, the Employer does not admit that it is legally obligated to Me and the Employer denies that it is responsible or legally obligated for any claims or that it has engaged in any improper conduct or wrongdoing against Me.
I agree that, except as may be required by law and except as set forth in section 4 of My employment agreement with the Employer dated as of November 1, 2016 (the “Employment Agreement”), I will not, directly or indirectly, disclose to anyone outside the Employer, any confidential or proprietary information concerning the Employer, including but not limited to confidential or proprietary information, processes or trade secrets (hereinafter referred to as “Confidential Information”) and that I will not make use of any Confidential Information for My own purposes or for the benefit of anyone or any other entity other than for the Employer.
I agree to do the following on or before the Separation Date:  to return to the Employer any and all documents, materials, records, computer discs, database information, client information, sales documents, financial statements, budgets, forecasts or other items in My possession or control belonging to the Employer or containing Confidential Information relating to the Employer; to surrender to the Employer any identification or credit cards, keys, telephones, cell phones, computers, or other equipment or other such items owned by the Employer or within My possession; and to promptly reconcile any outstanding expense accounts.
By signing this Release, I acknowledge that I have been, at all times, an “at-will” employee of the Employer; that I have not suffered a work-related injury that I have not properly disclosed to the Employer; that I have been paid in full all wages due and owing to Me for any and all work performed for the Employer; and that I do not have knowledge of any facts that would give rise to a claim under the Family and Medical Leave Act.
I have read this Release very carefully and understand its terms. I am hereby being advised by the Employer to consult with an attorney prior to signing this Release. My decision to sign or not to sign this Release is My own voluntary decision made with full knowledge that the Employer has advised Me to consult with an attorney. In agreeing to sign this Release, I have not relied on any statements or explanation made by the Employer or its attorneys.
I am old enough to sign this Release and to be legally bound by the agreements that I am making. I represent that I have not filed for personal bankruptcy or been involved in any personal bankruptcy proceeding between the time any of My Claims may have accrued and the date of My signature below. I am legally able to receive the entire sum of money being paid to Me by the Employer in settlement of My Claims. I have not assigned or pledged any of My Claims or any portion of them to any third person. I am a resident of the State of New York and have executed this Release within the State of New York. I understand and agree that this Release contains all the agreements between the Employer and Me relating to this settlement.
VII.	Twenty-One Day Period to Consider the Release.

I understand that I have twenty-one (21) days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. If I cannot make up My mind in that period of time, the Employer may or may not allow more time. I acknowledge that if I sign this Release before the end of the twenty-one (21) day period, it will be My personal, voluntary decision to do so.
VIII.	Right to Revoke

I understand that I may revoke or cancel this Release for any reason within seven (7) calendar days after I sign it. I understand that the revocation or cancellation must be in writing and hand delivered or mailed to the Employer. If mailed, the revocation or cancellation must be:
A.	Postmarked within the seven (7) day period;

B.	Properly addressed to:
Pam Bilash
Human Resources
DHI Group, Inc.
6465 S Greenwood Plaza Blvd, Ste 400
Centennial, Colorado 80111
IX.	Confidentiality, Non-Disclosure, and Non-Competition Agreement Remains in Effect

I acknowledge that I have executed an Employment Agreement containing Confidentiality, Non-Disclosure, and Non-Compete commitments between Myself and the Employer. I understand and agree that the terms of those commitments continue to remain in effect for the time period set forth in the Employment Agreement.
X.	Arbitration

I agree that at the option of the Employer or the Employee, any controversy of claim arising out of, or relating to this Agreement or My Employment Agreement, or the alleged breach of either thereof shall be settled by arbitration. Judgment upon that award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration shall be through and under the American Arbitration Association commercial arbitration rules. Reasonable attorney’s fees of the prevailing party in connection with the arbitrator, as well as the costs of the American Arbitration Association and arbitrator, shall be assessed against the non-prevailing party.
XI.	Integration

I understand that this Agreement constitutes the entire agreement between the Parties concerning the termination of Employee's employment relationship and that it cannot be modified in the future except in a writing signed by both the Employer and Me.
XII.	Severability

If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in the Agreement.

XIII.	Choice of Law

The parties agree that this Agreement shall be governed by the laws of the State of New York.
I understand and agree that none of this consideration will be submitted to Me until after My right to revoke this Release has expired.

Agreed To:	DHI Group, Inc.

By: /s/ Luc Gregoire	By: /s/ Pam Bilash
Print Name: Luc Gregoire	Print Name: Pam Bilash
Date: December 12, 2019	Print Title: Chief Human Resources Officer
Date: December 12, 2019

EXHIBIT A

Name:	Luc Gregoire

Separation Date:	February 28, 2020

Weekly Salary:	$7,307.69

Severance:	12 months (52 weeks)

Total Severance:
$380,000, less applicable tax with holdings and deduction. Your severance will be paid in a lump sum payment in 2020 on the first payroll date following the Release Affirmation Effective Date (as defined on Exhibit B) associated with this agreement expires.

Annual bonus:
You will receive your 2019 bonus, less applicable tax withholdings and deductions (and, for the avoidance of doubt, there will be no pro-ration of your 2019 bonus because you will have been employed for the entirety of 2019). Your 2019 bonus will be paid in 2020 when all 2019 senior bonus are paid (but in no event later than March 15, 2020).

You will also receive a prorata bonus for 2020, less applicable tax withholdings and deductions, as outlined in your Employment Agreement (including, for the avoidance of doubt, in accordance with the definition of "Pro-Rata Bonus" in your Employment Agreement). Your 2020 bonus will be paid in 2021 when all 2020 senior bonuses are paid (but in no event later than March 15, 2021).

Equity:
You shall continue to vest in your equity and equity-based awards through the Separation Date in accordance with their terms.  On the Release Affirmation Effective Date, 162,544 shares/units of your unvested equity and equity-based awards will accelerate and become fully vested.  For the avoidance of doubt, such vesting is in addition to any vesting of your equity that occurs on or before the Separation Date as a result of your continued employment through such date.   For the avoidance of doubt, you will not be entitled to any new annual equity grants during 2020.

Health Benefits:
The Employer will pay the additional cost of continuing your medical and dental benefits under COBRA through February 28, 2021, provided you continue to pay the employee contribution for such benefits; notwithstanding the foregoing, the Employer’s obligation to provide such benefits shall terminate in the event you become eligible to receive similar benefits before February 28, 2021.  This benefit will be provided to you on an after-tax and grossed-up basis in accordance with section 3(c) of the Addendum to your Employment Agreement.

Annual Leave:	You will be paid all earned, unused annual leave as of your Separation Date. You will receive payment in your final paycheck, less applicable tax withholdings and deductions.

Legal Expenses:
The Employer will reimburse (or pay directly) your legal expenses incurred in reviewing, negotiating, and finalizing this Agreement, up to a maximum of $10,000.  Within thirty (30) days after the parties execute this Agreement, you will submit to the Employer an invoice for such expenses, and within seven (7) days of receipt of such invoice, the Employer will reimburse or pay directly such expenses.

EXHIBIT B
Release Affirmation
1.          Review and Revocation.  By executing this Release Affirmation, you understand that you are specifically releasing all Claims released in Section III of the Agreement (your “Release”), including all ADEA Claims, arising through the date on which you execute this Release Affirmation.  Your affirmation of your Release is subject to the following:
a)
You shall have until March 9, 2020, to execute and deliver this Release Affirmation (the “Release Affirmation Review Period”).  Although you may execute this Release Affirmation earlier if you so choose, you may not execute this Release Affirmation prior to the Separation Date.  During this Release Affirmation Review Period, you should carefully review and consider the terms and conditions set forth herein and discuss them with counsel of your choosing.

b)
Notwithstanding anything contained herein to the contrary, your affirmation of your Release will not become effective or enforceable for a period of seven (7) calendar days following the date you execute this Release Affirmation, during which seven (7) day period (the “Release Affirmation Revocation Period”) you may revoke your affirmation of your Release in the manner described in Section VIII of the Agreement, by no later than 5:00 p.m. on the seventh (7th) calendar day following your execution of this Release Affirmation.  Provided that the Release Affirmation is timely executed and that you do not timely revoke your affirmation of your Release hereunder, your affirmation of your Release will become final, binding, and irrevocable on the eighth (8th) day following the date on which you sign this Release Affirmation (the “Release Affirmation Effective Date”).  Should you fail to sign this Release Affirmation and deliver it to the Employer during the Release Affirmation Review Period, or should you timely sign this Release Affirmation but then revoke your affirmation of your Release during the Release Affirmation Revocation Period, then your affirmation of your Release will be null and void and of no force or effect.  IN THAT EVENT, THIS RELEASE AFFIRMATION SHALL BE NULL AND VOID AND OF NO FURTHER FORCE OR EFFECT.

2.          Your Affirmation of Release.  You hereby extend and affirm your Release against the Employer, as set forth in Section III of the Agreement, as if made on the date on which you sign this Release Affirmation (the “Employee Affirmation Date”), such that you hereby waive and release all such Claims stated in Section III of the Agreement arising through the Employee Affirmation Date.
*          *          *
IN WITNESS WHEREOF, you have executed this Release Affirmation as of the date set forth below.

Name: Luc Gregoire Dated: (To be dated on or after the Separation Date)